Exhibit 1


VIA FACSIMILE AND FEDERAL EXPRESS

March 13, 2002

Mr. John F. McGill, Jr.
Chairman and Chief Executive Officer
Thistle Group Holdings, Co.
6060 Ridge Avenue
Philadelphia, PA  19128

Dear Mr. McGill:

I was saddened to learn yesterday that you and your colleagues on the Board of Directors are doing what I view as a disservice to the shareholders and the bank by moving the date of the Annual Meeting of Stockholders two weeks forward to April 3, 2002. You had previously announced to the financial community that the meeting would be held on April 17, 2002. It is obvious to me why you have taken this action.

As I am sure you realize, Jewelcor's proxy material lags behind yours, and consequently moving the Annual Meeting ahead by two weeks presents severe problems to our proxy solicitation efforts. What can possibly be gained by this tactic? Unfortunately, in my view, this sends a negative message to the financial community.

I hope that you and your colleagues on the Board of Directors will act appropriately and return the Annual Meeting date to April 17, 2002. This action will avoid unnecessary and expensive litigation for the bank and allow the shareholder to have adequate time to vote their shares in this proxy contest.

Furthermore, you and your colleagues on the Board of Directors have initiated modifications to the Company's By-Laws that impose additional obstacles and onerous qualifications for directors of the Company. I believe this is inappropriate and would not legally hold up in court. However, it is my understanding that the Company will not attempt to enforce these new onerous qualification standards in this proxy contest. Since the Company has a staggered Board of Directors, I believe these modifications would be inappropriate and not legally effective for at least the next two Annual Meetings of the Stockholders. In my opinion, these tactics will upset shareholders and have a severely





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Mr. John F. McGill, Jr.
March 13, 2002


negative effect on the price of our stock. I urge you to act appropriately and avoid unnecessary litigation.

I urge you to move the Annual Meeting date back to April 17, 2002 to avoid any disadvantage to shareholders in exercising their rights.

I would like to call you tomorrow to discuss an amicable resolution to this matter.

						Sincerely,


						Seymour Holtzman
cc:	Board of Directors
SH/jmq
C:\My Documents\John F McGill, Jr.  3-13-02.doc